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                                                                      Exhibit 15

December 11, 2006

Avista Corporation
Spokane, Washington

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of Avista Corporation and subsidiaries for the three-month periods ended March 31, 2006 and 2005, and have issued our report dated May 1, 2006, and for the three- and six-month periods ended June 30, 2006 and 2005, and have issued our report dated July 31, 2006, and for the three- and nine-month periods ended September 30, 2006 and 2005, and have issued our report dated October 30, 2006. As indicated in such reports, because we did not perform an audit, we expressed no opinion on that information.

We are aware that our reports referred to above, which were included in your Quarterly Reports on Form 10-Q for the quarters ended March 31, 2006, June 30, 2006, and September 30, 2006, are being incorporated by reference in this Registration Statement on Form S-3.

We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte & Touche LLP

Seattle, Washington